Exhibit 15.2

Consent of Haiwen & Partners, PRC Counsel

April 21, 2020

Sohu.com Limited

18/F, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road

Haidian District

Beijing 100190

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F of Sohu.com Limited (the “Company”) for the Company’s fiscal year ended December 31, 2019 being filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about April 21, 2020 (the “Form 20-F”).

We also hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Information on the Company– Government Regulation and Legal Uncertainties” in the Form 20-F.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners